Exhibit 99.1

www.sterlingbancorp.com	NEWS	650 FIFTH AVENUE NEW YORK, NY 10019-6108
IMMEDIATE RELEASE

John Tietjen	Rich Tauberman
Chief Financial Officer	Investor Relations
Sterling Bancorp	MWW Group
john.tietjen@sterlingbancorp.com	rtauberman@mww.com
212.757.3300	201-507-9500

Sterling Bancorp Declares $0.19 Dividend on Common Shares
Company Has Distributed Dividends For 235 Consecutive Quarters

NEW YORK, N.Y., August 19, 2004 – Sterling Bancorp (NYSE: STL), parent company of Sterling National Bank, today announced that the Company’s Board of Directors approved a cash dividend of $0.19 per common share, payable on September 30, 2004 to shareholders of record as of September 15, 2004. The Company has been distributing cash dividends for 235 consecutive quarters.

“Dividends have been a cornerstone of our commitment to shareholders for nearly 60 years and we are pleased to provide a consistent distribution,” commented Louis J. Cappelli, Chairman and Chief Executive Officer. “In the second quarter of 2004, we extended our record of double-digit earnings growth to 44 consecutive quarters and were able to deliver solid financial results in a challenging and quickly changing economic landscape. This reflects the merits of our balanced business model and our focus on enhancing shareholder value.”

About Sterling Bancorp
Sterling Bancorp (NYSE: STL) is a financial holding company with assets of $1.8 billion, offering a broad array of banking and financial services products. Its principal banking subsidiary is Sterling National Bank, founded in 1929. Sterling provides a wide range of products and services, including business and consumer loans, commercial and residential mortgage lending and brokerage, asset-based financing, factoring, trade financing, equipment leasing, corporate and consumer deposit services, trust and estate administration, and investment management services. The Company has operations in New York, Virginia, and North Carolina and conducts business throughout the U.S.

This press release may contain statements including but not limited to, statements concerning future results of operations or financial position, borrowing capacity and future liquidity, future investment results, future credit exposure, future loan losses and plans and objectives for future operations, and other statements contained herein regarding matters that are not historical facts and that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are not historical facts but instead are subject to numerous assumptions, risks and uncertainties, and represent only the Company’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside of its control. Any forward-looking statements the Company may make speak only as of the date on which such statements are made. It is possible that the Company’s actual results and financial position may differ, possibly materially, from the anticipated results and financial condition indicated in or implied by these forward-looking statements. For a discussion of some of the risks and important factors that could affect the Company’s future results, see “Business — Cautionary Statement Regarding Forward-looking Statements” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002.